[Sento Logo]

--------------------------------------------------------------------------------
NEWS RELEASE
FOR IMMEDIATE RELEASE                         Contact:  Kim Moss
October 11, 2005                              DW Turner Strategic Communications
                                             (505) 888-5877, (505) 459-4756


                        SENTO HOLDS RECRUITMENT JOB FAIR
                    Company seeks to hire over 300 employees


Albuquerque, NM - Sento Corporation will kick off their employee recruitment campaign this coming weekend. On Saturday, October 15, Sento is holding the first day of a three-day job fair series. The company is looking to recruit over 300 employees to staff the new Albuquerque contact center.

The job fair is being held at their contact center location at the Compass Bank building, located at 505 Marquette N.E. The job fair will encompass three days, beginning on Saturday from 9 a.m. to 5 p.m. and continuing on Monday, October 17th from 9 a.m. to 7 p.m. and Tuesday, October 18th from 9 a.m. to 7 p.m.

"We are certain this job fair will be a success," said Fili Ledezma-Soto. "We provide great opportunities for people who are driven to do well and establish a career."

Sento Corporation hopes to see a great turnout at the job fair, which is a key tool in their overall recruitment campaign. The company is looking to attract specific groups to apply, including college students. With benefits, such as medical and dental insurance and tuition reimbursement up to $4,000, the company is optimistic that they will receive the numbers they are hoping for.

For more information about the job fair call 222-4600.

                                      # # #

About Sento Corporation
--------------------------------------------------------------------------------
Sento Corporation (www.sento.com) specializes in Right Channeling, a proven methodology designed to optimize customer contact solutions and ensure that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer outsourced customer contact services designed to optimize the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer contact solutions in 19 languages to industry-leading clients worldwide including Overstock.com, McAfee, Philips, Thomson, and AON Warranty Group.